Exhibit 5.1

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 713-651-2600 +1 713-651-2700

April 14, 2026

BOXABL Inc.

5345 E. N. Belt Road

North Las Vegas, NV 89115

Re: BOXABL Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to BOXABL Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 18, 2025, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 4, 2025 (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of November 3, 2025, and the Second Amendment to the Agreement and Plan of Merger, dated as of April 6, 2026, and as may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among FG Merger II Corp., a Nevada corporation (“FGMC”), FG Merger Sub II Inc., a Nevada corporation and wholly-owned subsidiary of FGMC, and the Company (the “Business Combination”). In connection with the Business Combination, FGMC will convert from a Nevada corporation to a Texas corporation (the “Conversion”) and will subsequently be renamed “BOXABL Inc.” (as so renamed, “PubCo”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement.

The Registration Statement relates to (i) up to 247,331,061 shares of PubCo common stock, par value $0.0001 per share (“PubCo Common Stock”), to be issued in the Business Combination, (ii) up to 102,668,939 shares of PubCo preferred stock, par value $0.0001 per share (“PubCo Merger Preferred Stock”), to be issued in the Business Combination, (iii) 10,295,800 shares of PubCo Common Stock (as successor to shares of FGMC common stock, par value $0.0001 per share (“FGMC Common Stock”)) that are issued and outstanding as of the date hereof (the “Outstanding FGMC Shares”), (iv) 8,295,800 rights of PubCo (as successor to FGMC), each whole right entitling the holder thereof to receive one-tenth (1/10) of one share of PubCo Common Stock upon the consummation of the Business Combination (the “Rights”), (v) 1,000,000 warrants of PubCo (as successor to FGMC), each exercisable for one share of PubCo Common Stock at an exercise price of $15.00 per share (the “PubCo Warrants”), and (vi) 1,000,000 shares of PubCo Common Stock issuable upon exercise of the PubCo Warrants (the “Warrant Shares,” and together with the PubCo Common Stock, the PubCo Merger Preferred Stock, the Outstanding FGMC Shares, the Rights and the PubCo Warrants, the “Securities”).

This opinion is furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the form of the Certificate of Formation of PubCo to be filed with the Secretary of State of the State of Texas and to be effective upon consummation of the Business Combination (the “Certificate”); (iv) the form of Bylaws of PubCo to be effective upon consummation of the Business Combination (the “Bylaws”); (v) that certain Warrant Agreement, dated as of January 28, 2025, by and between FGMC and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), pursuant to which FGMC issued the PubCo Warrants, which PubCo Warrants shall remain outstanding following the Business Combination as obligations of PubCo (as successor to FGMC); (vi) that certain Rights Agreement, dated as of January 28, 2025, by and between FGMC and Continental Stock Transfer & Trust Company (the “Rights Agreement”), pursuant to which FGMC issued the Rights, which Rights shall be converted into shares of PubCo Common Stock upon the consummation of the Business Combination; and (vii) such other records, certificates and documents as we have considered necessary or appropriate for purposes of the opinions expressed herein.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents. As to any facts material to the opinions expressed herein that we did not independently establish, we have relied upon statements and representations of officers and other representatives of PubCo and others, and of public officials.

For purposes of this opinion, we have further assumed that prior to the issuance of any of the Securities: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act and such effectiveness will not have been suspended; (ii) the stockholders of FGMC and the stockholders of BOXABL Inc. will have approved and adopted the Merger Agreement and the transactions contemplated thereby; (iii) FGMC will have effected the Conversion in accordance with the applicable provisions of the Nevada Revised Statutes and the TBOC; (iv) the Certificate will have been duly authorized, executed and filed with, and accepted by, the Secretary of State of the State of Texas in accordance with Chapter 3 of the Texas Business Organizations Code (the “TBOC”); (v) the Bylaws will have been duly adopted and be in full force and effect; (vi) the Rights will have been converted into shares of PubCo Common Stock in accordance with the terms of the Rights Agreement upon the consummation of the Business Combination; (vii) the Business Combination will have been consummated in accordance with the terms of the Merger Agreement and will have become effective under the TBOC; and (viii) PubCo will have reserved from its duly authorized but unissued shares of PubCo Common Stock a number of shares sufficient to issue all Warrant Shares upon exercise of the PubCo Warrants.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

1.

The shares of PubCo Common Stock and the shares of PubCo Merger Preferred Stock to be issued by PubCo pursuant to the Merger Agreement have been duly authorized and, when issued in accordance with the Merger Agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The Outstanding FGMC Shares have been duly authorized and, following the Conversion, will be validly issued, fully paid and non-assessable shares of PubCo Common Stock.
3.

The Rights have been duly authorized and constitute valid and binding obligations of PubCo (as successor to FGMC), enforceable against PubCo in accordance with their terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally, (b) general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding at law or in equity, and (c) the effect of public policy considerations that may limit the enforceability of indemnification or contribution provisions. The shares of PubCo Common Stock issuable upon exercise of the Rights in accordance with the terms of the Rights Agreement have been duly authorized and, when issued upon such exercise, will be validly issued, fully paid and non-assessable.

4.

The PubCo Warrants have been duly authorized and constitute valid and binding obligations of PubCo (as successor to FGMC), enforceable against PubCo in accordance with their terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally, (b) general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding at law or in equity, and (c) the effect of public policy considerations that may limit the enforceability of indemnification or contribution provisions.

5.

The Warrant Shares have been duly authorized and, when issued upon due exercise of the PubCo Warrants in accordance with their terms (including payment in full of any applicable exercise price), will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to (i) the TBOC and the laws of the State of Texas applicable to the issuance of capital stock by a Texas corporation, and (ii) the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

Winston & Strawn LLP